EXECUTION VERSION

DATED         MARCH 2014

BURDALE FINANCIAL LIMITED
as Lender

and

GA ASSET ADVISORS LIMITED

FACILITY AGREEMENT

Reed Smith LLP The Broadgate Tower 20 Primrose Street London EC2A 2RS Tel: +44 20 3116 3000 Fax: +44 20 3116 3999

THIS UNCOMMITTED LIQUIDATION FINANCE FACILITY AGREEMENT is dated _____March 2014 and made between:

(1)	GA ASSET ADVISORS LIMITED (the “Company”) registered in England and Wales with company number 06829755 as the “Original Guarantor”;

(2)	EACH SPECIAL PURPOSE VEHICLE AFFILIATED TO THE COMPANY which accedes to this Agreement as a Borrower (each a “Borrower”); and

(3)	BURDALE FINANCIAL LIMITED registered in England and Wales with company number 2656007 (together with its successors and assigns, the “Lender”).

IT IS AGREED as follows:

1.	Definitions and interpretation

1.1	Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Additional Borrower” means an Affiliate of the Company which becomes an Additional Borrower in accordance with Clause 23.2 (Additional Borrowers).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 23.3 (Acknowledgement and Authorisation by the Obligors) and Clause 23.4 (Additional Guarantors).

“Administrator” means a liquidator, receiver, administrative receiver, administrator compulsory manager or other similar officer in respect of any Merchant or any of such Merchant’s assets.

“Advance Percentage” means the percentage set out in the relevant Lender’s Confirmation of Loan Proposal in relation to the Net Stock Value which the Lender agrees will be not less than 50%.

“Adjustment” means any adjustment made by the Lender in accordance with Clause 6.4.

“Affiliate” means in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Ancillary Facility” has the meaning given to it in Clause 2.2.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

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“Availability Limit” means each of the limits on the utilisation of the Facilities established or referred to in Clause 6 (Restrictions applicable to Individual Facilities).

“Availability Period” means the period from and including the date of this Agreement to and including the date falling five Business Days prior to the Final Repayment Date or (in each case) such later date as the Lender may allow.

“Blocked Accounts” has the meaning given to it in each Security Agreement.

“Borrower” means an Original Borrower (if any) or an Additional Borrower.

“Budget” means the budget for a Liquidation Sale prepared by a Borrower and delivered to Lender with the Loan Proposal for such Liquidation Sale, together with any modifications agreed to in writing between the relevant Borrower and the Lender, in form and substance reasonably acceptable to Lender.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and in any country in which a transfer or payment of funds is required to be made on that day.

“Capital” means with respect to any person, any and all shares of capital stock, any membership, partnership or other ownership interest or any other class of stock or equity interests, participations or other equivalents in such person (however designated, whether voting or non-voting, general or limited) of such person’s capital, whether now outstanding or issued after the date hereof.

“Capital Assets” means, in respect of any person, any Qualified Capital or any Qualified Debt of such person.

“Capital Assets Facility” has the meaning given to it in Clause 2 (The Facilities).

“Capital Assets Loan” means a Loan made in respect of the Capital Assets Facility.

“Capital Assets Loan Request” means a request in the form set out in Part I of Schedule 4 (Forms of Request).

“Capital Assets Transaction” means the acquisition by a Borrower of all or substantially all of the Capital Assets of any person.

“Catch-up Payment” means, in relation to a Borrower, such amount as is required to be paid by it to the US Lender pursuant to the terms of the Master Guarantee, in relation to any shortfall in amounts recovered by the US Lender from the US Borrower in respect of its US Obligations, which has not otherwise been satisfied by payment by GAG Inc. and/or Great American.

“Charged Accounts” means the Blocked Accounts and the Floating Charge Accounts.

“Confirmation of Loan Proposal” means the confirmation provided by the Lender to the Company following receipt of a Loan Proposal which the Lender has decided, in its absolute discretion, to accept, setting out, among other things:

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(a)	the applicable Stock Limit and the Advance Percentage in the case of any Stock Loan to be made;

(b)	the maximum amount of, and Margin in respect of, any Capital Assets Loan to be made;

(c)	confirmation that the Lender can meet the timetable set out in the relevant Loan Proposal;

(d)	confirmation that the Lender is satisfied with the relevant Borrower’s proposed strategy (if applicable);

(e)	indicative professional fees and third party costs to complete the Funded Transaction; and

(f)	any special conditions which relate to the Lender’s agreement, subject to satisfaction of the Deal Specific Conditions Precedent and on the terms set out in this Agreement, to make available facilities to the applicable Borrower to fund the Loan Proposal, substantially in the form set out in Schedule 5 (Form of Loan Proposal and Form of Lender’s Offer).

“Deal Specific Conditions Precedent” means the conditions set out in part 2 of Schedule 2 (Conditions Precedent) together with any other conditions set out in a Confirmation of Loan Proposal.

“Debt” means any Financial Indebtedness of a person that may or may not be secured by a perfected Security Interest on all or substantially all of the assets of such person.

“Debt Documents” means each of the loan documents, credit documents, security documents or other written agreements or instruments, and any amendments of the foregoing, pursuant to which loans or other credit constituting Debt was advanced or issued.

“Deed of Accession” has the meaning given to it in the Security Agreement.

“Default” means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the lapse of time, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Designated Website” means the website at www.burdale.co.uk or such other website as the Lender may specify to the Company in writing.

“Euro” or “Euros” means the single currency of the Participating Member States.

“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).

“Exchange Rate” means the prevailing spot rate of exchange of such bank as the Lender may select for the purpose, at or around 11 a.m. on the date on which any conversion of or calculation in any currency is to be made under this Agreement.

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“Expenses” has the meaning given to such term in the relevant Liquidation Sales Agreement; provided, that notwithstanding the terms of any relevant Liquidation Sales Agreement, no amounts paid or payable to a Borrower or any Affiliate thereof, shall constitute Expenses for purposes of this Agreement other than reasonable out-of-pocket expenses actually incurred by a Borrower or another Obligor in the course of conducting such Liquidation Sale without any mark up.

“Facility” means each of the Capital Assets Facility and the Liquidation Sale Credit Facility.

“Facility Limit” means the Sterling Equivalent of the unutilised facilities otherwise available for drawing under the US Great American Credit Agreement from time to time as notified by the Lender to the Company promptly on request, up to a maximum aggregate amount of £50,000,000 at any time.

“Final Repayment Date” is the Revolving Credit Termination Date as defined in the US Great American Credit Agreement.

“Finance Document” means this Agreement, the Security Documents, each Accession Letter, the US Great American Credit Agreement, the Master Guarantee and any other document designated as such by the Lender and the Company.

“Finance Party” means the Lender and the Lender in its capacity as Security Trustee in respect of the Debenture and, if applicable, any other Security Documents.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

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(i)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Floating Charge Accounts” has the meaning given to it in each Security Agreement.

“Foreign Currency” means any currency other than Sterling which is freely available and transferable.

“Funded Transaction” means the financing by the Lender of a Capital Assets Transaction and/or a Liquidation Sales Agreement in relation to the Stock of a person.

“GAAP” means generally accepted accounting principles in the United Kingdom or other country of incorporation where applicable.

“GAG Inc.” means Great American Group, Inc., a Delaware corporation.

“Great American” means Great American Group, LLC, a Californian limited liability company.

“Group” means the Company and its Subsidiaries.

“Guarantor” means an Original Guarantor or an Additional Guarantor.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Instruction Mandate” means each mandate (incorporating a telephone, fax and e-mail indemnity) in the Lender’s preferred form executed by a Borrower.

“LIBOR” means:

(a)	in relation to any amount, the 90 day LIBOR rate for the currency in which such amount is denominated or outstanding on the first day of each month in the Financial Times, London edition as conclusively determined by the Lender; or

(b)	(if, for any reason, the Financial Times, London edition ceases or fails to quote such a rate) the Lender’s cost of funds from whichever source it may reasonably select.

“Liquidation Sale” means a going out of business, liquidation or store closing sales of a particular Merchant conducted by an Administrator with respect to the Stock of that Merchant.

“Liquidation Sale Credit Facility” means the credit facility made available under this Agreement as described in Clause 2.1(b) (The Facilities).

“Liquidation Sales Agreement” means each agreement required to conduct a Liquidation Sale entered into by any Administrator with respect to a Liquidation Sale, and any and all other agreements, instruments, documents and certificates entered into in connection with it.

“Liquidation Sales Report” means a report substantially in the form set out in Schedule 3 (Reporting Undertakings).

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“Loan” means an outstanding Capital Assets Loan or Stock Loan made in respect of any of the Facilities.

“Loan Proposal” means a proposal in the form set out at part I of Schedule 5 (Form of Loan Proposal and Form of Lender’s Offer).

“LucasWeb Authorised Accounts Form” means each form (in the format provided by the Lender from time to time) completed by a Borrower setting out details of each bank account into which the proceeds of any Utilisation may be paid.

“LucasWeb Request” means any Cash Request made via the LucasWeb System (which is referred to on the LucasWeb System as an Advance Request).

“LucasWeb System” means the password-protected LucasWeb System accessible via the Designated Website.

“LucasWeb User Form” means each form (in the format provided by the Lender from time to time) completed by a Borrower setting out details of each person authorised by that Borrower to give instructions and to access the LucasWeb System on behalf of that Borrower (and the levels of authorised access for each such person).

“Mandatory Cost” means the cost (calculated as a percentage rate per annum) of the London branch of any bank from which the Lender obtains funding for its provision of the Facilities of complying with the requirements of the Bank of England and/or the Financial Services Authority and/or any other applicable regulatory authority in respect of monetary control, liquidity or otherwise.

“Margin” means the percentage rate per annum calculated in accordance with the margin pricing grid set out below in relation to Stock Loans:

if the Advance Percentage is	the Margin is
≤ 77.5%	2.25%
>77.5% but ≤ 82.5%	2.75%
> 82.5% but ≤ 87.5%	3.00%
> 87.5% but ≤ 92.5%	3.25%

and in relation to a Capital Assets Loan it means the percentage rate per annum notified by the Lender to the Company following the Lender’s review of a Loan Proposal in respect of which the Company is requesting a Capital Assets Loan but in any event that rate will be no less than 3.25%.

“Master Guarantee” means the guarantee between, among others, GAG Inc., Great American, the Original Guarantor, the Lender and the US Lender dated on or around the date of this Agreement.

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“Material Adverse Effect” means an effect which (in the reasonable opinion of the Lender) results in or is likely to result in a material adverse change in (i) the business, operations or assets of the Obligors (whether individually or collectively); or (ii) the ability of any Obligor to perform any of its respective payment obligations under any of the Finance Documents; or (iii) the legality, validity, priority or enforceability of any Security Interest created by or arising under any Finance Document.

“Merchant” means a person who, in the ordinary course of its business, sells retail Stock.

“Net Stock Value” means, in relation to any Loan Proposal for a Liquidation Sale, the net value of Stock as determined by the relevant Borrower using the financial model developed by the Company for such Liquidation Sale and provided to the Lender pursuant to Clause 7.1(g) in connection with the Loan Proposal for such Liquidation Sale and otherwise in accordance with the Company’s customary practices and procedures (as disclosed to the Lender prior to the date of this Agreement and as may be varied from time to time with the Lender’s written consent).

“Obligor” means a Borrower or a Guarantor.

“Original Obligor” means an Original Borrower and the Original Guarantor.

“Participating Member State” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Permitted Capital Assets Transaction” means a Capital Assets Transaction to be conducted by a Borrower that satisfies each of the following requirements, as determined by Lender in its sole discretion:

(a)	both before and after giving effect to such acquisition, there is no Default or Event of Default hereunder;

(b)	such acquisition is being consummated by a Borrower, and the Capital Assets acquired pursuant to such acquisition shall at all times thereafter be held by a Borrower;

(c)	the Lender has received an assignment of all of the right, title and interest acquired, or to be acquired, by such Borrower in such transaction as further security for the relevant Capital Assets Loan, and the Lender may, upon an Event of Default, succeed to all of the Borrower’s right, title and interest thereunder (including the right to conduct Liquidation Sales or appoint a third person to conduct Liquidation Sales);

(d)	the target of such acquisition is a Merchant or a Merchant is an Affiliate of such target; and

(e)	such acquisition is for the purpose of permitting the applicable Borrower to conduct Liquidation Sales of the Stock of such Merchant and its Subsidiaries,

provided however, that the foregoing list is not necessarily exclusive and the Lender may set forth additional requirements to be satisfied by the Borrower in its sole discretion.

“Permitted Currency” means Sterling, US Dollars, and Euros.

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“Permitted Security Interest” means:

(a)	any Security Interest granted in favour of (or assigned to) the Lender pursuant to the Finance Documents;

(b)	any Security Interest which arises by operation of law in the ordinary course of trading; and

(c)	any potential or actual retention of title claims known to the Borrower to the best of its knowledge, disclosed in writing to the Lender and reasonably acceptable to Lender which are the subject of any Capital Assets Transaction.

“Purchase Price” means, with respect to any Permitted Capital Assets Transaction, the aggregate consideration payable by the applicable Borrower to acquire such Capital Assets.

“Qualified Capital” means all of the Capital issued by any person (an “issuer”) provided that, after the acquisition of all such Capital by any other person (the “acquirer”), such acquirer will, as determined by the Lender in its sole discretion, be entitled to control the issuer, appoint a majority of the members of the board of directors of the issuer, and otherwise generally possess and exercise all of the rights, discretions and remedies of equity holders generally (including the rights to receive all dividends and distributions and not subject to the prior rights of any other holder of Capital, Financial Indebtedness, or other interest in the issuer, to receive any payments before the holder of such Qualified Capital); provided however, that (i) the assets of the issuer of such Capital are not subject to any Security Interest except for any Permitted Security Interest acceptable to the Lender, (ii) such Capital is fully paid up, (iii) the issuer of such Capital is not liable for any Financial Indebtedness or other obligations or liabilities (whether for its own account or as a guarantor), except as otherwise agreed by the Lender, and (iv) the foregoing list is not necessarily exclusive and Lender may set forth additional requirements to be satisfied in its sole discretion.

“Qualified Debt” means, as to any Merchant, Debt of such Merchant that also satisfies each of the following requirements:

(a)	all of the Debt Documents with respect to such Qualified Debt have been reviewed by the Lender and have been deemed acceptable by it for the purposes of a Capital Assets Transaction, as determined by the Lender in its sole discretion and, without limiting the generality of the foregoing, endow the lenders or agent on behalf of the lenders thereunder with all or substantially all of the customary rights and remedies of a secured creditor under the laws of the jurisdiction pursuant to which each such Debt Document is governed;

(b)	the Debt Documents, and the Security Interests established under or in connection therewith (if any), are valid and enforceable, are not subject to any challenge or proceeding by any person and are (if applicable) perfected and freely assignable or transferable by the applicable Merchant to the Borrower and by the Borrower to the Lender and contain a qualifying floating charge;

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(c)	the applicable Borrower and the Lender are each eligible assignees or transferees howsoever described under the Debt Documents and any consents that are required by the Debt Documents, applicable law, or any other instrument or agreement binding on the applicable Merchant for the assignment, transfer or purchase of the interests of the existing lender(s) under the Debt Documents to the applicable Borrower and to the Lender have been obtained;

(d)	there is no other Financial Indebtedness owed by the applicable Merchant (whether as a borrower or as a guarantor or surety) under any Debt Documents except for Financial Indebtedness that will be repaid in full from a Liquidation Sale, or is unsecured and subordinated (in form and substance satisfactory to the Lender) in favour of the lenders under such Debt Documents;

(e)	there is no winding up order or other insolvency proceedings outstanding against the Merchant thereunder to the applicable Borrower’s best knowledge, except as otherwise agreed by the Lender in its sole discretion;

(f)	an event of default has occurred, or other facts or circumstances exist, under the Debt Documents, pursuant to which the applicable Borrower or the Lender may, upon becoming the lender of record under such Debt Documents, accelerate all outstanding Debt thereunder, enforce the Security Interests securing such Debt and exercise all other rights or remedies provided under the Debt Documents or applicable law;

(g)	the terms on which the applicable Borrower has agreed to acquire the Debt are in all respects satisfactory (including in relation to appropriate representations and warranties from the seller and indemnity or compensation or price hold back granted by the seller for breach thereof);

(h)	the applicable Borrower will become the lender of record in respect of such Debt promptly upon the Borrower’s receipt of the Capital Assets Loan;

(i)	the applicable Borrower shall not, and the Lender shall not in the event it becomes the lender of record under the Debt, be obligated or committed to fund any subsequent loans to, issue any letters of credit for the account of, or otherwise extend any other financial accommodation to or for the account of, the Merchant or any other entity under any such Debt; and

(j)	payments of interest made to the applicable Borrower, in its capacity as the lender under the Debt Documents, shall not be subject to any withholding Tax,

provided however, that the foregoing list is not necessarily exclusive and Lender may set forth additional requirements to be satisfied by the applicable Borrower in its sole discretion.

“Security Agreement” means the security agreement dated on or about the date of this Agreement between the Original Guarantor and the Lender as it may subsequently be amended, restated, modified, supplemented or replaced and each additional security agreement entered into by a Borrower in favour of the Lender in respect of a Funded Transaction.

“Security Documents” includes (i) each Security Agreement and (ii) any other document from time to time executed by any person by way of security for the obligations of any Obligor pursuant to this Agreement.

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“Security Interest” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person, or any arrangement having similar effect.

“Security Transfer Agreement” means an agreement entered into by a Borrower with an outgoing lender in respect of the debt of any person which is the subject of a Capital Assets Transaction.

“Security Trustee” means the Lender in its capacity as security trustee under each Security Agreement.

“Sterling” means the lawful currency for the time being of the United Kingdom.

“Sterling Equivalent” means, in relation to any amount outstanding denominated or expressed in a currency other than Sterling, the amount in Sterling which can be purchased with such amount at the Exchange Rate on any relevant day.

“Stock” means a Borrower’s stock and inventory at any time or any stock that would become the property of such Borrower following the completion of a Liquidation Sales Agreement.

“Stock Limit” means the amount set out in the Lender’s Confirmation of Loan Proposal in respect of the Liquidation Sale Credit Facility.

“Stock Loan” means a Loan made in respect of the Liquidation Sale Credit Facility.

“Stock Loan Request” means a request in the form set out in Part II of Schedule 4 (Forms of Request).

“Subsidiary” means a subsidiary within the meaning of Section 1159 of the Companies Act 2006.

“Success Fee” means the amount equal to the product of (i) the Net Profit Margin and (ii) the Success Fee Percentage for any specific Funded Transaction.

“Success Fee Percentage” means in relation to the Advance Percentage set out in the left hand column of the table below, the applicable percentage set out in the righthand column of the table below:

Advance Percentage	Success Fee Percentage

≤77.5%	7.5%

>77.5%, but ≤ 82.5%	12.5%

> 82.5%, but ≤ 87.5%	17.5%

> 87.5%, but ≤ 92.5%	22.5%

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“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by an Obligor to the Lender under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

“Treasury Transaction” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“US Great American Credit Agreement” means the credit agreement dated as of 21 October 2008 between, among others, the Company and Wells Fargo Bank, NA, as amended and restated on 8 December 2010, as further amended and restated on 15 July 2013 and as amended, varied and restated from time to time.

“US Lender” means Wells Fargo Bank, NA.

“US Obligations” means the “Obligations” as that term is defined in the US Credit Agreement.

“Utilisation” means a utilisation of a Facility.

“Utilisation Date” means the date on which a Utilisation is made.

“Utilisation Request” means a Capital Assets Loan Request or a Stock Loan Request.

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the Lender or to any Obligor shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

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(v)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	a “month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month but (i) if such numerically corresponding day is not a Business Day, then such period shall end on the preceding Business Day and (ii) if there is no numerically corresponding day, then such period shall end on the last Business Day in that month;

(viii)	the singular includes the plural and vice versa;

(ix)	a provision of law is a reference to that provision as amended or re-enacted; and

(x)	a time of day is a reference to London time.

(b)	Clause and Schedule headings are for ease of reference only.

(c)	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived.

1.3	Third party rights

(a)	A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.4	Currency Equivalents

Where there is a reference in this Agreement to any amount, limit or threshold expressed in a currency other than Sterling, in ascertaining whether or not that amount, limit or threshold has been attained, exceeded or achieved, an amount denominated in a currency other than Sterling shall be taken into account at its Sterling Equivalent.

1.5	Intra-Group Arrangements

Where, under the terms of this Agreement, any amount owing to the Lender by one Obligor is in fact paid or repaid (wholly or in part) out of amounts which constitute the property of another Obligor, then (i) the first Obligor shall thereby become indebted to the second Obligor in an amount equal to the amount so paid or repaid and (ii) the amount so owing shall, as between those Obligors, be repayable on demand (but without prejudice to any provision of this Agreement which prohibits such repayments).

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1.6	Cross-Collateral

Each Obligor acknowledges that:

(a)	the obligations of each Obligor are cross-collateralised to the extent stated in the Finance Documents; and

(b)	in consequence, moneys and assets owned by that Obligor may be applied in or towards the discharge of moneys owing under the Finance Documents by another Obligor.

2.	The Facilities

2.1	Initial Facilities

Subject to the terms of this Agreement, and during the Availability Period, the Lender makes available to Affiliates of the Company which have acceded to this Agreement as an Additional Borrower the following uncommitted facilities for Funded Transactions:

(a)	a revolving capital assets facility (the “Capital Assets Facility”) pursuant to which the Lender will make Loans available up to the amount set out in the relevant Confirmation of Loan Proposal for a Borrower to acquire Capital Assets under a Permitted Capital Assets Transaction; and

(b)	a revolving credit facility (the “Liquidation Sale Credit Facility”) pursuant to which the Lender will from time to time make Loans to the relevant Borrower up to the amount set out in the relevant Confirmation of Loan Proposal for such Borrower to enable such Borrower to purchase Stock under a Liquidation Sales Agreement.

2.2	Ancillary Facilities

The Lender also agrees to consider in good faith making available to the Company or Affiliates of the Company certain ancillary facilities (each an “Ancillary Facility”) such as the provision of guarantees, documentary or stand-by letter of credit facilities, the making of short-term loans which can be placed on deposit with one or more financial institutions as collateral for guarantees given by the Company or by any such Affiliates (in connection with Liquidation Sales Agreements entered into, or to be entered into, with Administrators) or any other facility or accommodation required in connection with the business of the Company and any of the Borrowers. The parties agree to negotiate in good faith (i) the terms of any such Ancillary Facility, which terms shall as far as reasonably practical be consistent with the terms of this Agreement as it relates to the provision of the Capital Assets Facility and Liquidation Sale Credit Facility and (ii) any necessary amendments to the terms of this Agreement to accommodate the specific characteristics of the proposed Ancillary Facility.

2.3	Obligors’ Agent

(a)	Each Obligor (other than the Company) by its execution of this Agreement or an Accession Letter irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

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(i)	the Company on its behalf to supply all information concerning itself contemplated by the Finance Documents to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Accession Letter, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3.	Purpose

3.1	Purpose

Each Borrower shall apply all amounts borrowed or raised by it in respect of the Facilities for the acquisition of Capital Assets under a Permitted Capital Assets Transaction and/or the acquisition of Stock under a Liquidation Sales Agreement, in each case subject to the limits and pricing set out in the applicable Confirmation of Loan Proposal.

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement. A contravention of Clause 3.1 (Purpose) shall not affect the obligations of the Obligors under the Finance Documents.

4.	Conditions of Utilisation

4.1	Initial conditions precedent

(a)	The Company must satisfy the Conditions Precedent set out in Part 1 of Schedule 2 (Conditions Precedent) for this Agreement to be effective.

(b)	No Borrower may deliver a Utilisation Request in respect of any Facility unless:

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(i)	the Lender has agreed (acting in its absolute discretion) to finance the Loan Proposal and has provided the applicable Borrower with a Confirmation of Loan Proposal which that Borrower and the Company have accepted in writing; and

(ii)	the Lender has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Lender.

4.2	Capital Asset Transactions

The Lender agrees to consider in good faith every Loan Proposal for a Capital Assets Transaction notwithstanding the fact this Agreement may require certain amendments and/or this Agreement does not contain all the necessary terms for such Capital Assets Transaction. The parties agree to negotiate in good faith any necessary amendments on a case by case basis, including, but not limited to, any necessary provisions for Adjustments.

4.3	Further conditions precedent

The Lender will only be obliged to comply with the terms of a Utilisation Request if on the date on which it is given and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Utilisation; and

(b)	the representations and warranties set out in Clause 18 (Representations and Warranties) are true in all material respects with reference to the facts and circumstances then subsisting.

5.	Utilisation

5.1	Delivery of a Utilisation Request

A Borrower may utilise a Facility by delivery to the Lender of a duly completed Utilisation Request with respect to the relevant Facility not later than 11.00 a.m. on the proposed Utilisation Date. The relevant Borrower will deliver the form of Utilisation Request appropriate to the desired form of Utilisation.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Facility in question;

(ii)	the Utilisation Request complies with the terms of Clause 6 (Restrictions Applicable to Individual Facilities) and with all other relevant provisions of this Agreement; and

(iii)	the Utilisation Request is expressed in a Permitted Currency and it otherwise complies with (and contains the information and enclosures required by) the applicable form of Utilisation Request.

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(b)	Only one Utilisation may be requested in each Utilisation Request.

(c)	Each LucasWeb Request shall be deemed to be a Capital Assets Loan Request or a Stock Loan Request (as applicable) and each Borrower making such a LucasWeb Request shall be deemed to have given the confirmation in the final paragraph of the form of Capital Assets Loan Request or a Stock Loan Request (as applicable) set out in Part 1 and Part 2 of Schedule 4 (Forms of Request).

5.3	Lender’s obligations

If the conditions set out in this Agreement have been met, the Lender shall comply with the terms of a duly completed Utilisation Request on the applicable Utilisation Date.

5.4	Reutilisation

Subject to the terms of this Agreement, the Liquidation Sale Credit Facility and the Capital Assets Facility are of a revolving nature and amounts recovered or repaid in respect of each Facility may accordingly be re-drawn in connection with further accepted Loan Proposals. For this purpose, amounts received in respect of the Facilities will be applied in reduction of the relevant Borrower’s liabilities on the Business Day of actual receipt by the Lender.

6.	Restrictions Applicable to Individual Facilities

6.1	Capital Assets Facility

The amount which may be drawn down in respect of the Capital Assets Facility may not exceed the limit set out in the applicable Confirmation of Loan Proposal.

6.2	Liquidation Sale Facility

The aggregate amount of the Stock Loans in respect of any particular Loan Proposal shall not at any time exceed the Stock Limit set out in that Loan Proposal.

6.3	Overall Facility Limit

The aggregate amount of (i) all Stock Loans and (ii) all Capital Assets Loans shall not at any time exceed the Facility Limit.

6.4	Adjustments

The Lender may (after consultation with the Company and acting reasonably) from time to time:

(a)	in relation to future Stock Loans (for example, in connection with any augmentation Stock) requested by a Borrower which has already drawn a Stock Loan for a particular Funded Transaction, reduce the Advance Percentage (or any component of it) to reflect (i) any reduction in the rate of turnover, quality, liquidation value or other matter affecting patterns of sale or (ii) any reduction in any applicable Availability Limit pursuant to any provision of this Agreement; and

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(b)	establish, in relation to each Borrower, such sub-limits with respect to the Utilisation of the Facilities as the Lender may deem appropriate.

6.5	Prohibition on Utilisations

No Utilisation may be made if it would cause any of the limits referred to in the foregoing provisions of this Clause 6 (Restrictions Applicable to Individual Facilities) to be exceeded.

6.6	Euro Provisions

(a)	If the Lender has made available to a Borrower Utilisations denominated in Euros then the Lender may at any time by written notice to the Company cease making available Utilisations denominated in Euros if the Lender believes (in its sole opinion) that any disruption to the financial markets relating to the Euro makes such action advisable.

(b)	If an EU member state withdraws from economic and monetary union but the Euro continues to exist as the lawful currency of other Participating Member States, then all references in the Finance Documents to, and all obligations under the Finance Documents in, the Euro shall continue to be denominated in the Euro (even if one or more Obligors are incorporated or perform any obligations in the withdrawing member state).

(c)	If:

(i)	the Euro ceases to exist as a lawful currency for any reason; or

(ii)	any withdrawal referred to in paragraph (b) above or as a result of paragraph (a) occurs or is pending,

(iii)	then, unless otherwise prohibited by mandatory law, and notwithstanding the provisions of paragraphs (a) and (b) above the Lender may elect at any time by notice in writing to the Company to convert all Euro obligations under the Finance Documents into Sterling, in which case all such obligations shall be automatically converted into Sterling (without the need for any further consent) at the close of business on the Business Day specified in such notice at the rate of exchange then prevailing on the London foreign exchange market for the purchase of Sterling with Euros. Upon conversion all such obligations shall be denominated and payable in Sterling and all references in the Finance Documents to Euros shall be construed as references to Sterling.

(d)	If any such change of currency occurs, the Finance Documents will, to the extent the Lender (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice and otherwise to reflect the change in that currency (and, if applicable, to give effect to the provisions of paragraph (c) above).

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7.	Reporting and Expenses

7.1	Due diligence for Stock Loan Proposals

In relation to each Loan Proposal for a Liquidation Sale the Company shall provide to the Lender the following information:

(a)	Merchant Background:

(i)	Retail locations, inventories (including size, type, brands, quality) and competitive environment;

(ii)	Description of liquidation transaction strategy;

(iii)	ROI and profit expectation;

(iv)	Risk analysis and comparable deals conducted by Great American; and

(v)	System review and cash management review.

(b)	Loan Proposal.

(c)	Liquidation Sales Agreement and Exhibits.

(d)	Proposed Cash Management Structure.

(e)	Operating Pro Forma.

(f)	Sales Plan/Phasing Schedule.

(g)	Financial model for Net Stock Valuation.

(h)	Store Detail Expense Information by Week.

(i)	Analysis of Inventory Composition and Margin Dilution.

(j)	Weekly Cash Flow.

(k)	Summary of Field Reports (including lists of representative locations observed).

7.2	Liquidation Sales Report

The Company shall procure that each Borrower provides a Liquidation Sales Report with such frequency as the Lender may require in its Confirmation of Loan Proposal.

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7.3	Expenses

The Company shall procure that each Borrower complies with the Company’s policies and procedures in relation to Expenses incurred in connection with a Liquidation Sales Agreement. With respect to each Liquidation Sale, a Borrower may request that the Lender shall, subject to the terms and conditions of this Agreement, include such amount in a Stock Loan so as to enable a Borrower to pay Expenses to the Merchant or any Administrator entitled to receive such payment in accordance with the terms of the applicable Liquidation Sales Agreement, as and when a Borrower is required to pay such amounts. The amounts so advanced shall not exceed, in aggregate, the lesser of (i) the actual Expenses of such Liquidation Sale, and (ii) an amount equal to one hundred and three percent (103%) of the amount for aggregate Expenses shown on the Budget for such Liquidation Sale (the “Total Expense Advance”) for an average two (2) week period; provided that the Total Expense Advance may exceed one hundred and three percent (103%) of the amount for aggregate Expenses shown on the Budget for such Liquidation Sale for an average two (2) week period to the extent that a Borrower either provides Lender with evidence reasonably satisfactory to Lender that such excess was not caused by a deviation from the plan for such Liquidation Sale as set out in the documents and information furnished to Lender with the Loan Proposal for such Liquidation Sale, or to the extent that such excess is caused by a deviation for which Lender has given its prior written consent. A Borrower’s Stock Loan Request shall include documentation satisfactory to Lender evidencing the amount of Expenses.

7.4	Due Diligence for Capital Assets Loan Proposals

In addition to the due diligence materials to be provided pursuant to Clause 7.1 in relation to any applicable Liquidation Sale, the Company shall provide in relation to each Loan Proposal for a Capital Assets Transaction the following information in relation to the Merchant or any of its Affiliates (or any newco to be incorporated and/or acquired in connection with such Capital Assets Transaction):

(a)	details of any real property owned or leased by the Merchant or any of its Affiliates, including lease terms and current payment position;

(b)	any management plan, including assumptions, relating to the Merchant or any Affiliates (or any applicable newco) whose Capital Assets are to be acquired;

(c)	current balance sheet, short-term cash flow, trading statements, monthly profit and loss account for the past 24 months (store by store, wholesale and web-based) and information on current markdowns and discounts;

(d)	intellectual property and trademarks including details of all licences, web domains, customer lists and other intangible assets;

(e)	breakdown of creditors, to include preferential creditors, any winding-up orders or petitions, assessment of ransom creditors and retention of title position;

(f)	number of staff, applicable employer, service terms, pension arrangements and TUPE position; and

(g)	such other information as the Lender may reasonably require in relation to the proposed Capital Assets Transaction in order to enable the Lender to evaluate the applicable Loan Proposal.

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8.	Cure rights

8.1	Cure Defaults

The Lender (acting in the name of and on behalf of, the relevant Borrower) may, at its option following an Event of Default which is continuing, and upon seven (7) days written notice to the Company to that effect:

(a)	cure any default by any Borrower under any agreement with a third party as the Lender may consider necessary to facilitate access to any security under any of the Security Documents;

(b)	make any payment, reach any settlement or compromise, issue, make or pay any bond, appeal any judgment against a Borrower or take any other action it may deem necessary to prevent any repossession, seizure, execution, attachment or similar process against any plant, machinery or other asset of a Borrower which might impair the security (or the enforcement of any security) granted to the Lender under any Security Document; and

(c)	discharge any Taxes and any other Security Interests from time to time subsisting with respect to any asset of any Borrower.

9.	Repayment

9.1	Waterfall

Subject to the other provisions of this Agreement, all amounts standing to the credit of the Blocked Account or, if there is no Blocked Account, then all amounts standing to the credit of the Other Account, of a Borrower operated in respect of a particular Funded Transaction shall be applied in the following order:

(a)	in payment to such operating account as the relevant Borrower may specify, an amount equal to the Expenses incurred in connection with the implementation of such Funded Transaction and in accordance with the terms of this Agreement;

(b)	in payment of all accrued interest in respect of any Stock Loan made to that Borrower which is then due and payable;

(c)	in payment of all accrued interest in respect of any Capital Assets Loan made to that Borrower which is then due and payable;

(d)	in repayment of the outstanding principal amount of any Stock Loans made to that Borrower in such order and manner as the Lender may determine;

(e)	in repayment of the outstanding principal amount of any Capital Assets Loan;

(f)	in payment of any fees, costs and expenses due from any Obligor to the Security Trustee or the Lender under any Finance Document;

(g)	the Success Fee to the Lender;

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(h)	if demand has been made under the Master Guarantee which is outstanding 5 Business Days after the date of such demand, in or towards payment of any Catch-up Payment then payable by that Borrower; and

(i)	the surplus to the applicable Borrower or any other person entitled thereto.

9.2	Revision of Order of Application

If an Event of Default is continuing, Clause 9.1 (Waterfall) shall not apply and all amounts standing to the credit of a Blocked Account shall be applied to the liabilities of any Borrower or any Guarantor under the Finance Documents in such order and manner as the Lender may determine.

9.3	Currencies

Where (i) any amount is held or is to be applied by the Lender in reduction of amounts owing under this Agreement and (ii) the relevant amounts are denominated in different currencies, the Lender may apply the amounts so held or to be applied in the purchase of the latter currency at such rate (including commissions) as the Lender (acting reasonably) may deem to be appropriate. Alternatively, the Lender may hold those funds pending receipt of the Company’s instructions.

9.4	Repayments and Facility Limits

If at any time and for any reason any outstanding Utilisations cause any Availability Limit to be exceeded, then the Company will immediately repay or procure the repayment of such amounts (together with accrued interest on such amounts) as may be necessary to remedy the position.

9.5	Final Repayment

On the Final Repayment Date, the Company will pay (or procure payment) to the Lender in full all outstanding amounts and unpaid liabilities under the Finance Documents (whether by way of principal, interest, fees, costs, expenses or otherwise).

9.6	Business Days

If any payment under any Finance Document would otherwise be due on a day which is not a Business Day, it will be due on the next Business Day or (if that Business Day falls in the following month) on the preceding Business Day.

9.7	Calculation of Interest

All interest and commitment fee under this Agreement shall be calculated on the basis of actual days elapsed and a 365 day year (in the case of sterling) or a 360 day year (in any other case). For the purposes of calculating interest any repayments received in respect of the Facilities shall be credited to the relevant Facility three Business Days following receipt by the Lender.

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10.	Cancellation BY THE LENDER

10.1	Illegality

If it becomes unlawful in any applicable jurisdiction for the Lender to perform or maintain any of its obligations as contemplated by this Agreement then the Lender may notify the Company to that effect. The Facilities shall thereupon be cancelled and the Borrowers to which outstanding Utilisations have been made shall upon demand (i) pay to the Lender all amounts then owing by them under this Agreement (including any accrued interest, Purchase Commission, fees and other amounts) and (ii) provide cash cover to the Lender in respect of all L/Cs or other contingent obligations assumed at the request of that Borrower.

10.2	Restrictions and conditions

(a)	Any notice of cancellation or prepayment given pursuant to this Clause 10 (Cancellation) shall be irrevocable and, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any repayment or prepayment under this Agreement shall be made together with accrued interest and any other amounts owing in respect of the amount repaid or prepaid.

(c)	No amount of any Facility which is cancelled may subsequently be reinstated. Save as provided by Clause 5.4 (Reutilisation) no amount repaid or prepaid may be redrawn.

(d)	The Borrowers shall not repay, prepay or cancel the Facilities or any part of them except at the times and in the manner expressly provided for in this Agreement.

11.	Interest

11.1	Calculation of interest

The rate of interest on each Loan shall be the percentage rate per annum which is the aggregate of:

(a)	the Margin;

(b)	LIBOR; and

(c)	any Mandatory Cost.

11.2	Payment of interest

Each Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last Business Day of each month.

11.3	Default interest

If an Event of Default has occurred and so long as the same is continuing, interest shall accrue on all amounts owing under the Finance Documents at a rate which is two per cent. higher than the rate ascertained pursuant to Clause 11.1 (Calculation of interest). Any interest accruing under this Clause 11.3 shall be payable on demand and may be compounded no more often than weekly.

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12.	TERMINATION BY THE COMPANY AND PREPAYMENT

12.1	Termination by the Company

The Company may, if it gives to the Lender not less than ten Business Days' prior notice expiring on the date falling on the last Business Day of any calendar month, terminate this Agreement (without premium, fee or penalty) with effect from such date. If this Agreement is so terminated, any rights and obligations of each Obligor and the Lender accrued prior to termination and which are still outstanding will continue in full force and effect.

12.2	Prepayment by the Borrowers

Any Borrower may, if it gives to the Lender not less than ten Business Days' prior notice, cancel, without premium, fee or penalty, prepay the whole or any part of a Loan on the last Business Day of any month.

13.	Set-Off and Tax Gross Up

13.1	No Set-Off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) any set-off or counterclaim.

13.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

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13.3	Tax indemnity

(a)	The Company shall (within three Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply to any Tax assessed on the Lender if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender.

13.4	Tax Credit

If an Obligor makes a Tax Payment and the Lender determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	the Lender has obtained, utilised and retained that Tax Credit,

the Lender shall pay an amount to the Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Obligor.

13.5	Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.6	Value added tax

(a)	All consideration expressed to be payable under a Finance Document by an Obligor to the Lender shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by the Lender to an Obligor in connection with a Finance Document, that Obligor shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)	Where a Finance Document requires an Obligor to reimburse the Lender for any costs or expenses, that Obligor shall also at the same time pay and indemnify the Lender against all VAT incurred by the Lender in respect of the costs or expenses to the extent that the Lender reasonably determines that it is not entitled to credit or repayment of the VAT.

14.	Increased costs

14.1	Increased costs

(a)	Subject to Clause 14.3 (Exceptions) the Company shall, within three Business Days of a demand by the Lender, pay to the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

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(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on the Lender’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into this Agreement or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

If the Lender intends to make a claim pursuant to Clause 14.1 (Increased costs) it shall notify the Company of the event giving rise to the claim.

14.3	Exceptions

Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because the exclusion in paragraph (b) of Clause 13.3 (Tax indemnity) applied);

(c)	compensated for by the payment of the Mandatory Cost; or

(d)	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.

15.	Other indemnities

15.1	Currency indemnity

If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)	making or filing a claim or proof against that Obligor;

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify the Lender against (i) any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum and (ii) the costs involved in effecting any such currency conversion.

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15.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify the Lender against any cost, loss or liability (including loss of Margin and redeployment costs) incurred by the Lender as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date;

(c)	funding, or making arrangements to fund, a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement; or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

16.	Costs and expenses

16.1	Transaction expenses

The Company shall on demand pay the Lender the amount of all costs and expenses (including legal and valuation fees) reasonably incurred by it in connection with the negotiation, preparation, printing and execution of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs

If an Obligor requests an amendment, waiver or consent, the Company shall, within three Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Collection Costs

The Company shall on demand pay the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with:

(a)	the remission of loan proceeds, collection of cheques and other items, establishing and maintaining Charged Accounts, together with (in amounts agreed between the Lender and the Company from time to time) the Lender’s associated and customary fees; and

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(b)	all reasonable out of pocket expenses and costs from time to time (including those incurred prior to the date of this Agreement) properly incurred by it in connection with (a) above.

16.4	Enforcement and other costs

The Company shall, within three Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the exercise or enforcement of, or the preservation of any rights under, any Finance Document (including, without limitation, any payments made to third parties in accordance with the terms of the Finance Documents to preserve or protect any Security Interest granted to the Lender).

17.	Guarantee and indemnity

17.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by any Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	the Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

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17.4	Waiver of defences

The obligations of each Guarantor under this Clause 17 (Guarantee and indemnity) will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or a Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any Obligor;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

17.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 17 (Guarantee and indemnity). This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by the agent (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

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(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 17 (Guarantee and indemnity).

17.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of any Finance Party under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

17.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

18.	Representations and warranties

Each Obligor makes the representations and warranties set out in this Clause 18 (Representations and Warranties) to the Lender on the date of this Agreement and on the date of each Utilisation Request and on each Utilisation Date by reference to the facts and circumstances then existing.

18.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

18.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations.

18.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

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(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets.

18.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

18.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

18.6	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction other than registration of the Security Agreement at Companies House within the time frame required by law or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

18.7	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which might have a Material Adverse Effect.

18.8	No misleading information

To the best of its knowledge and belief:

(a)	any information provided by the Company or any of its Affiliates (i) in connection with the negotiation of the Facilities and the Finance Documents and (ii) in connection with any valuations, appraisals or reports required to be prepared for the purposes of this Agreement was (in each case) true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated;

(b)	all information provided to the Lender in connection with any Loan Proposal is correct and complete in all material respects; and

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(c)	nothing has occurred since the date on which such information was provided which would render it untrue or misleading in any material respect.

18.9	Financial statements

(a)	Its financial statements are prepared in accordance with GAAP consistently applied.

(b)	Its latest audited financial statements fairly represent its financial condition and operations (consolidated in the case of the Company) during the relevant financial year.

(c)	There has been no material adverse change in its business or financial condition (consolidated in the case of the Company) since the date to which its latest audited financial statements were made up.

18.10	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.11	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it.

18.12	Bank Accounts

All the accounts maintained or used by any Borrower in connection with any Funded Transaction at any bank or financial institution have been included within the definition of Charged Accounts.

18.13	COMI

Each Obligor’s Centre of Main Interests for the purposes of Council Regulation number 1346/2000 on insolvency proceedings is England and it is not aware of any basis on which that centre could be alleged to be anywhere other than England.

19.	Information and Financial Undertakings

The undertakings in this Clause 19 (Information and Financial Undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Facility remains available for utilisation.

19.1	Notification of default

Each Obligor shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

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19.2	Reporting Undertakings

Each Borrower will comply with each of the undertakings set out in Schedule 3 (Reporting Undertakings).

20.	General undertakings

The undertakings in this Clause 20 (General Undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Facility remains available for utilisation.

20.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Lender of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

20.2	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

20.3	Negative pledge

(a)	No Borrower shall create or permit to subsist any Security Interest (other than a Permitted Security Interest) over any of its assets.

(b)	No Borrower shall:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor;

(ii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iii)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

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20.4	Disposals

(a)	No Borrower shall enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, transfer or other disposal:

(i)	relating to the disposal of Stock made in accordance with any Loan Proposal;

(ii)	relating to the application of cash in the acquisition of goods and services in the ordinary course of trading and in a manner consistent with any Loan Proposal;

(iii)	relating to the disposal of any other assets forming part of a Permitted Capital Assets Transaction where any proceeds of sale are paid into a Blocked Account; or

(iv)	which has been approved in writing by the Lender.

20.5	Mergers and Acquisitions

No Borrower shall enter into any amalgamation, demerger, merger or corporate reconstruction or acquire any business, undertaking or other assets of any kind other than pursuant to a Loan Proposal.

20.6	Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Company or any Obligor from that carried on at the date of this Agreement.

20.7	Intra-Group Arrangements

(a)	Whilst any Loans remain outstanding to a Borrower, that Borrower will not, without obtaining the Lender’s prior written consent:

(i)	pay any dividend or make any other distribution of any of its assets to its shareholders or any of them; or

(ii)	pay any other moneys, whether by way of interest, management fees or otherwise howsoever, to any Affiliate, Subsidiary or any shareholder, director or employee except for payments in the ordinary course of, and pursuant to the reasonable requirements of, trading and on arms length commercial terms; or

(iii)	redeem any of its ordinary or preference share capital.

(b)	Notwithstanding the foregoing provisions of this Clause 20.7 (Intra-Group Arrangements), each Borrower may pay the agreed Expenses set out in a Confirmation of Loan Proposal and incurred in accordance with Clause 7 (Reporting and Expenses). In addition, paragraphs (a)(i) to (a)(iii) above do not apply to any amounts transferred to, or to the order of, the applicable Borrower to enable that Borrower to satisfy its obligations under the Master Guarantee in accordance with paragraph (h) of Clause 9.1 (Waterfall).

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20.8	Financial Indebtedness

No Borrower will incur any Financial Indebtedness other than under the Finance Documents.

20.9	Making Loans

No Borrower will be a creditor with respect to any Financial Indebtedness except with respect to:

(a)	a Permitted Capital Assets Transaction;

(b)	the grant of normal trade credit in the ordinary course of a Funded Transaction; and

(c)	loans made by it to another Obligor which is a Chargor under a Security Agreement.

20.10	Bank Accounts

No Borrower will open or maintain any account of any type with any bank or financial institution providing like services other than the Charged Accounts.

20.11	Insurance

The Company shall:

(a)	maintain in full force and effect insurances for the Group in such amounts and on such terms as usually maintained by companies carrying on the same type of business under similar circumstances;

(b)	duly and punctually pay all premiums in respect of its insurances and not do or omit to do any act, matter or thing whereby any such insurance may be or becomes void or voidable at the option of the insurers unless such act or omission would be prejudicial to the Group (determined by the Company, acting reasonably);

(c)	comply with, enforce and not waive, release, terminate or vary (or agree so to do) any obligations arising under all policies of insurance that would have a Material Adverse Effect.

20.12	Treasury Transactions

No Borrower shall enter into any Treasury Transaction save as agreed with the Lender.

20.13	Taxes

Each Obligor will promptly pay all Taxes as and when they fall due (except where the Lender agrees that any relevant amounts are subject to a bona fide dispute).

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20.14	Change of Name

No Obligor will change its name without giving the Lender 10 days’ prior written notice of the proposed new name and will supply a copy of the relevant certificate of incorporation on change of name to the Lender as soon as it becomes available.

20.15	LucasWeb System

(a)	For such time as the LucasWeb System and the Designated Website are in operation, the information specified in Error! Reference source not found.Schedule 3 (Reporting Undertakings) shall be provided via the LucasWeb System.

(b)	If at any time the LucasWeb System or the Designated Website are unavailable or suspended, all of the information set out in Schedule 3 (Reporting Undertakings) shall be provided in physical form or in such other format as may be applicable in accordance with the relevant Obligor’s Instruction Mandate.

21.	Events of Default

Each of the events or circumstances set out in Clause 21 (Events of Default) is an Event of Default.

21.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless (i) its failure to pay is caused by administrative or technical error (not attributable to an Obligor) and (ii) payment is made within two Business Days of its due date.

21.2	Other obligations

(a)	An Obligor does not comply with the provisions of Clauses 20.3 (Negative Pledge), 20.4 (Disposals), 20.8 (Financial Indebtedness) or 20.9 (Making Loans) or any of the undertakings set out in Schedule 3 (Reporting Undertakings).

(b)	An Obligor does not comply with any other provision of the Finance Documents and, where such non-compliance is capable of remedy, such Obligor fails to remedy the same within ten Business Days of becoming aware thereof.

21.3	Misrepresentation

Any representation, warranty or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

21.4	Cross default

(a)	Any Financial Indebtedness of any Borrower exceeding £100,000 (or its equivalent in other currencies) in the aggregate is not paid when due.

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(b)	An event of default (however described) occurs under any document relating to Financial Indebtedness of any Borrower exceeding £100,000 (or its equivalent in other currencies).

(c)	Any Security Interest with respect to any Financial Indebtedness of any Borrower becomes enforceable.

(d)	An event of default (however described) occurs under the US Great American Credit Agreement.

21.5	Insolvency

(a)	An Obligor is unable or admits inability to pay its debts as they fall due or is deemed under applicable law to be unable to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Obligor.

21.6	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(b)	a composition, compromise, assignment or arrangement with any creditor of any Obligor;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator compulsory manager or other similar officer in respect of any Obligor or any of its assets;

(d)	enforcement of any Security Interest over any assets of any Obligor, or any analogous procedure or step is taken in any jurisdiction; or

(e)	any analogous procedure or step to any of the foregoing is taken.

21.7	Cessation of Business

Any Obligor ceases to carry on all or a substantial part of its business.

21.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset of any Obligor having a value of more than £100,000 and is not discharged within 14 days.

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21.9	Change of Control

Any single person or group of persons acting in concert (as defined in the City Code on Takeovers and Mergers) not having control of the Company as at the date of this Agreement acquires or agrees to acquire control (as defined in Section 416 of the Income and Corporation Taxes Act 1988) of the Company.

21.10	Charged Account Arrangements

Any bank repudiates or terminates the arrangements set out in the Security Agreement in relation to any Charged Account or a cash-sweep or payment required to be made under any Finance Document from a Charged Account is not made in the amount and manner required.

21.11	Material adverse change

An event or series of events occurs which, in the reasonable opinion of the Lender, has or is reasonably likely to have a Material Adverse Effect.

21.12	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lender may, by notice to the Company:

(a)	declare that an Event of Default has occurred; and/or

(b)	cancel all or a part of the Facilities whereupon they shall immediately be cancelled; and/or

(c)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(d)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Lender.

22.	Changes to the Lender

22.1	Assignments and transfers by the Lender

(a)	The Lender may at any time assign, transfer, delegate or offer participations to another bank or financial institution, trust, fund or other entity which is regularly engaged in making loans in all or a proportion of its rights and obligations under the Finance Documents.

(b)	Notwithstanding paragraph (a) above, if the Lender assigns or transfers any of its rights or obligations under this Agreement or the Finance Documents and the Borrower would be required to make a payment to the new lender under any of the provisions of this Agreement then the new Lender is only entitled to receive payment to the same extent as the Lender would have been if the assignment or transfer had not occurred.

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23.	Changes to the Obligors

23.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

23.2	Additional Borrowers

The Company may request that any of its Affiliates becomes an Additional Borrower for the purpose of a Funded Transaction. That Affiliate shall become an Additional Borrower if:

(a)	the Lender approves the addition of that Affiliate;

(b)	the Company delivers to the Lender a duly completed and executed Accession Letter;

(c)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(d)	the Lender has received with respect to the Additional Borrower, the documentation set out in Part 2 of Schedule 2 (Conditions precedent) together with any additional conditions set out in the relevant Confirmation of Loan Proposal in relation to that Additional Borrower, each in form and substance satisfactory to the Lender.

23.3	Acknowledgement and Authorisation by Obligors

(a)	Without limiting the other provisions of this Clause 23 (Changes to the Obligors), the Obligors acknowledge that any Affiliate which becomes an Additional Borrower will become an Additional Guarantor and be bound by, and entitled to the benefit of all provisions of this Agreement applicable as between the Obligors themselves.

(b)	Each Obligor irrevocably authorises the Company to execute any Letter of Accession on its behalf and without further reference to it.

23.4	Additional Guarantors

The Company may request that any of its Affiliates is a Guarantor by delivering to the Lender:

(a)	a duly completed and executed Accession Letter and Deed of Accession; and

(b)	all of the corresponding documents and other evidence listed in part 1 of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Lender.

23.5	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Affiliate that the representations and warranties contained in Clause 18 (Representations and Warranties) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances existing at the time of such delivery.

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24.	Notices

24.1	Communications

Any communication, consent or other approval to be made or given under or in connection with the Finance Documents shall be made in writing, may be made by fax or letter and shall be deemed to have been received as follows:

(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or two Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address.

24.2	Address

Any notice to be given to the Company or any Obligor shall be given to the Company at the address or fax number of the Company set out on the execution pages. Each Obligor irrevocably appoints the Company as its agent for the purpose of receiving any such notice. Any notice to be given to the Lender shall be given to it at the address or fax number set out on the execution pages. Either party may change these details by notice to the other.

25.	Miscellaneous Provisions

25.1	Certificates and Determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

25.2	Disclosure of Information

(a)	The Lender may disclose to any person with whom it proposes to enter into (or has entered into) any assignment, transfer, participation or other arrangement (whether by way of delegation or otherwise) with respect to this Agreement such information concerning the Obligors and the Facilities as it thinks fit, and may advertise or publicise the transaction evidenced by this Agreement to such extent and in such manner as it sees fit.

(b)	The Lender may disclose to any of its Affiliates such information concerning the Obligors as it may think fit.

25.3	Partial Invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

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25.4	Delegation

The Lender may at any time and from time to time delegate to any of its Affiliates or to any other person the performance of such of the Lenders rights, obligations and functions under the Finance Documents as the Lender may see fit.

26.	LUCASWEB System

26.1	Use of LucasWeb System

(a)	Each LucasWeb User Form must set out full details of the employees of the relevant Obligor who are authorised to access the LucasWeb System and the appropriate level of access (including identifying those employees who are authorised to make LucasWeb Requests) and all such employees must be specified in the most recent Instruction Mandate provided by such Obligor to the Lender.

(b)	The LucasWeb Authorised Accounts Form must set out the details of the bank accounts in the name of the relevant Obligor into which the proceeds of any Loan pursuant to a LucasWeb Request may be paid.

(c)	Any additions, modifications or deletions of any approved bank account must be notified to the Lender by the completion of a new LucasWeb Authorised Accounts Form. Any additions to the list of authorised employees must be notified to the Lender either by the completion of a new LucasWeb User Form or in writing signed by two directors who are specified as authorised signatories of the relevant Obligor in the current LucasWeb User Form.

(d)	The Lender will provide such of each Obligor’s employees as the relevant Obligor has authorised pursuant to a LucasWeb User Form with their own individual username and password, which will give them access to the LucasWeb System.

(e)	Each Obligor must procure that its employees keep the username and password which the Lender provides to them confidential and that they do not disclose them to anybody or allow any third party (including each other) to access the Designated Website using their username and password. Each Obligor shall also procure that its employees may not use anyone else’s username or password. Access to the LucasWeb System will only be permitted by the use of an allocated username and password.

(f)	Each Obligor shall be responsible for all transactions conducted and all LucasWeb Requests made using any usernames and passwords provided to its employees (or any of them) until one Business Day after such time as such Obligor notifies the Lender that a username and password should be de-activated (whether as a result of an employee ceasing to be employed by the Obligor, the loss of a username or password or otherwise). Such notification can be carried out by sending an e-mail to support@burdale.co.uk or telephoning the Lender at any time between 9 am and 5.30 pm Monday to Friday on +44 (0)845 641 8888. In each case, any communication must be by a person authorised to act on behalf of the relevant Obligor in accordance with its LucasWeb User Form.

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(g)	In the event that a replacement password is required for any authorised employee then the Lender shall allocate such a replacement within 2 Business Days of the relevant request.

(h)	Each Obligor shall notify the Lender promptly if the Obligor becomes aware of any security breach in relation to the use of the LucasWeb System including in relation to the use of any username or password.

(i)	Every person who identifies him/herself by entering a username and password provided to an employee of an Obligor will be assumed by the Lender to be the employee of the relevant Obligor to whom the username and password have been assigned. Each username and password is unique and all transactions where such a username and password has been entered correctly will be regarded as valid and all LucasWeb Requests will be regarded as having been fully authorised and approved by the relevant Obligor.

(j)	Each Obligor shall be bound by every LucasWeb Request made by any person entering a username and password provided to one of its employees and the Lender is entitled (but not bound) to take such steps in connection with any LucasWeb Request as the Lender may in its sole discretion deem appropriate.

(k)	Each Obligor shall indemnify the Lender on demand against any cost, loss or expense which the Lender may incur as a result of complying with any LucasWeb Request.

(l)	The Lender shall not have any responsibility for the unauthorised access to the LucasWeb System or Designated Website by a third party and/or the corruption of data being sent by individuals to the Lender.

26.2	No Liability

(a)	The Lender will use its reasonable endeavours to ensure that the LucasWeb System and the Designated Website are available at all times, and to ensure that the files available for the Company to download from the Designated Website are virus free, but does not guarantee this. The Lender is also dependent on others for the provision of the service offered to the Obligors through the LucasWeb System and, therefore, makes no guarantees regarding the provision or continuity of that service.

(b)	It is a condition of allowing an Obligor and its employees to access the Designated Website and the LucasWeb System that any liability on the part of the Lender is excluded in respect of, or arising directly or indirectly out of (i) the Designated Website not being available at all times or (ii) any virus or similar codes or programs or (iii) any loss of data occasioned by the use of the LucasWeb System.

(c)	Nothing in these terms shall apply to limit or restrict the Lender’s liability in respect of fraud or for death or personal injury arising from the Lender’s negligence.

(d)	Although the Lender will take all reasonable care to ensure that the information provided on the Designated Website is accurate, to the fullest extent permitted by law it gives no warranties of any kind, express or implied, with regard to the accuracy, timeliness or completeness of any such information.

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(e)	The Lender will take reasonable care to ensure that the content of the LucasWeb System is secure but it shall not be liable to any Obligor for any loss it may suffer as a result of the breach of any of the security of the LucasWeb System or the Designated Website.

26.3	Data Protection

(a)	The Lender has specific duties to comply with under the Data Protection regime currently in force. This means that the Lender, and any companies processing data on the Lender’s behalf, will only hold and use information about the Obligors and their respective employees to allow the Lender to provide the Obligors with the services under this Agreement and for its own internal, administrative processes and as required by law or any applicable regulator.

(b)	Information the Lender holds may be transmitted through and held on servers located overseas. The Lender undertakes to put in place appropriate technical and organisational security measures to safeguard client information against unauthorised or unlawful processing and against accidental loss or damage and to comply generally with the security obligations under the seventh principle of the Data Protection Act 1998 where the Lender is holding information relating to any Obligor.

(c)	Each Obligor will ensure that it has obtained any necessary consent of any employee listed on a LucasWeb User Form to use their data as set out above.

26.4	Copyright

(a)	The entire content of the Designated Website is subject to copyright with all rights reserved. No Obligor may download (all or in part), copy, transmit or modify the Designated Website without the Lender’s prior permission. However, an Obligor may print out, save and/or export part or all of the content of the Designated Website for its own internal use.

(b)	When any Obligor uploads information onto the LucasWeb System it shall use its best endeavours (including making proper use of current versions from time to time of appropriate virus checking software) to minimise the risk of contamination of the LucasWeb System by any computer virus.

(c)	No Obligor and none of its employees will acquire any rights in the Designated Website or the LucasWeb System.

26.5	Suspension/Termination

(a)	The Lender reserves the right to modify, suspend or discontinue, temporarily or permanently, the LucasWeb System and/or the Designated Website or any part of it and/or the ability to make LucasWeb Requests, with or without notice, at any time.

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(b)	Each Obligor acknowledges and agrees that the Lender shall not be liable to any Obligor or to any third party for any such modification, suspension or discontinuance of the LucasWeb System or the Designated Website (including the ability to make LucasWeb Requests).

(c)	For such time as the LucasWeb System is suspended or discontinued, each Obligor shall provide all information and deliver all Utilisation Requests to the Lender in accordance with the terms of this Agreement as if the terms set out in this clause 26 did not apply.

26.6	Changes to LucasWeb User Forms

The terms of each LucasWeb User Form shall remain in full force and effect unless and until the Lender receives a written notice of termination from the relevant Obligor giving not less than seven days notice of termination and signed by an officer of the relevant Obligor (as to whose identity and authority the Lender shall be under no obligation or duty to the relevant Obligor to make any enquiry whatsoever), provided that such seven days’ notice period shall not commence until the date the Lender acknowledges receipt of such written notice. Such termination will not release the relevant Obligor from any liability resulting from the Lender relying on the LucasWeb User Form in respect of any act performed by Lender in accordance with the terms of the LucasWeb User Form prior to the effective date of its termination.

27.	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

28.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

29.	Governing law

This Agreement and any non-contractual obligations arising out of or in connection with it is governed by and shall be construed in accordance with English law.

30.	Enforcement

30.1	Jurisdiction of English courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

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(c)	This Clause 30.1 (Jurisdiction of English courts) is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1
The Original Obligors

Part I
The Original Borrowers

Name of Original Borrower	Registration number (or equivalent, if any)

Part II
The Original Guarantors

Name of Original Guarantor	Registration number (or equivalent)

GA Asset Advisors Limited	06829755

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SCHEDULE 2
Conditions precedent

Part 1 – Day One Conditions Precedent

1.	A director’s certificate substantially in the form provided by the Lender.

2.	Completion of the Lender’s KYC on the Company.

3.	The Facility Agreement, the Security Agreement and the Master Guarantee, duly executed by the parties thereto.

4.	Executed corporate authorisations in relation to execution of the Master Guarantee in the agreed form.

Part 2 – Deal Specific Conditions Precedent

(A)	Corporate and Transaction Documents

1.	A Loan Proposal in form and substance satisfactory the Lender and a countersigned Confirmation of Loan Proposal substantially in the form agreed between the Company and the Lender.

2.	Satisfaction with the form and substance of the documentation relating to the relevant Capital Assets Transaction in the case of a proposed Capital Assets Loan and, if available, the history of defaults and waivers in relation to any underlying debt.

3.	Satisfaction with the form and substance of the Liquidation Sales Agreement in the case of a proposed Stock Loan.

4.	A director’s certificate substantially in the form provided by the Lender.

5.	Completion of the Lender’s KYC on the Borrower.

6.	Satisfaction with the identity of any proposed Administrator in connection with an actual or anticipated Liquidation Sale.

7.	Such other conditions precedent as the Lender may reasonably require in connection with the provision of any agreed Ancillary Facility.

(B)	Loan and Security Documents, Notices

1.	The Borrower’s accession to the Facility Agreement, the Master Guarantee and execution of the Security Agreement, duly executed by the parties thereto.

2.	Acknowledged notice of assignment of the benefit of the Liquidation Sales Agreement (in the case of any proposed Stock Loan) and of such other agreements as the Lender may require (in the case of any proposed Capital Assets Loan), in each case pursuant to the Security Agreement.

3.	Countersigned Blocked Account notice by the Borrower (in the case of any proposed Capital Assets Loan) together with an acknowledgement from the relevant bank.

4.	LucasWeb Authorised Account Form, LucasWeb User Form and an Instruction Mandate.

46

(C)	Availability Limit Information

1.	Satisfaction with cash handling arrangements and cash dominion/control arrangements.

2.	Evidence of insurance.

3.	Such information as the Lender may require in order to determine, as at the day prior to the date of the Utilisation Request for a Funded Transaction, (i) the Net Stock Value and (ii) the Availability Limits pursuant to Clause 6 (Restrictions applicable to individual Facilities).

47

SCHEDULE 3
Reporting Undertakings

(A)	REPORTING UNDERTAKINGS

1.	Specific Liquidation Sale Reporting

(i)	Daily/Weekly Sales/Cash Reports, as determined by Lender, with Inventory Balance.

(ii)	Weekly Expense Analysis (Actual v. Budget).

(iii)	Within two (2) weeks after final sales date, Preliminary P&L Statement of Liquidation Sale.

(iv)	Within sixty (60) days after final sales date, Final P&L Statement of Liquidation Sale (including final reconciliation) and Comparative Analysis Against Budget.

48

SCHEDULE 4
Forms of Request

PART I – Form of Capital Assets Loan Request

[On letterhead of relevant Borrower]

Date:	●

To:	Burdale Financial Limited
5th Floor
Bow Bells House
1 Bread Street
London
EC4M 9BE
Attention:	Portfolio Manager – Great American

Dear Sirs,

Facility Agreement dated ● (the “Facility Agreement”)

We refer to the Facility Agreement. Terms defined in the Facility Agreement have the same meaning when used in this Request.

We wish to draw the Capital Assets Loan as follows:

Amount:	Capital Assets Loan	£● ([AMOUNT IN WORDS])

Utilisation Date:	Capital Assets Loan	●

Payment Instructions:	Please credit the following account:

Account Name:	●
Bank:	● Bank plc
Branch:	● Branch
Account No:	●
Sort Code:	●●-●●-●●

We confirm that no Default has occurred and remains outstanding or would result from the requested Utilisation being made, no Availability Limit will be breached by the making of the requested Utilisation and that all the representations and warranties in Clause 18 (Representations and Warranties) of the Facility Agreement which are to be made or repeated as at the date of this Capital Assets Loan Request are true and correct.

Yours faithfully

For and on behalf of

[Borrower]

49

PART II -

Form of Stock Loan Request

[On letterhead of relevant Borrower]

Date:	●

To:	Burdale Financial Limited
5th Floor
Bow Bells House
1 Bread Street
London
EC4M 9BE
Attention:	Portfolio Manager – Great American

Dear Sirs,

Facility Agreement dated ● (the “Facility Agreement”)

We refer to the Facility Agreement. Terms defined in the Facility Agreement have the same meaning when used in this Stock Loan Request.

Pursuant to the terms of the Facility Agreement, we wish you to pay to us the sum of £● ([WRITE AMOUNT IN WORDS ALSO]) as follows:

1.	Utilisation Date:	●

2.	Payment Instructions:	Please credit the following account:

		Account Name:	●
		Bank:	● Bank plc
		Branch:	● Branch
		Account No:	●
		Sort Code:	●●-●●-●●

We confirm that no Default has occurred and remains outstanding or would result from the requested Utilisation being made, no Availability Limit would be breached by the making of the requested Utilisation and that all the representations and warranties in Clause 18 of the Facility Agreement (Representations and Warranties) which are to be made or repeated as at the date of this Stock Loan Request are true and correct.

Yours faithfully

for and on behalf of

[Borrower]

50

SCHEDULE 5
Form of Loan Proposal and Form of Lender’s Offer

Date:	[●]

To:	Burdale Financial Limited
5th Floor
Bow Bells House
1 Bread Street
London
EC4M 9BE

Attention:	Portfolio Manager – Great American

Dear Sirs,

Facility Agreement dated ● (the “Facility Agreement”)

We refer to the Facility Agreement. Terms defined in the Facility Agreement have the same meaning when used in this Request.

We wish to request a [Stock Loan] [Capital Assets Loan] as follows:

1.	General Information Regarding Stock

(a)	Name of owner of Stock	[●]

(b)	Anticipated gross Stock amount at retail	[●]
(c)	Anticipated gross Stock amount at cost	[●]
(d)	Anticipated realisation amount based on financial model	[●]

2.	General Information Regarding Capital Assets

(a)	Purchase Price of Capital Assets	[●]

(b)	Other details as required	[●]

3.	Amount requested for [Stock Loan] [Capital Assets Loan]

Amount of proposed Stock Loan	[●]
Amount of proposed Capital Assets Loan	[●]
Success Fee Percentage	[●]%

4.	Proposed Administrator

[●]

We confirm that the information contained in this Loan Proposal is true and correct in all material respects based on information provided to the Company.

Yours faithfully

for and on behalf of

[Company/Borrower]

51

Form of Lender’s Offer – on Burdale letterhead

1.	In response to a Borrower’s Loan Proposal dated as of [date], the Lender hereby gives notice, for the purposes of Clause 2.1(a) of the Credit Agreement, of its intention to [make a Stock Loan]/[Capital Assets Loan] on [date] on the following terms:

(a)	the Lender is willing to make the following Loans: [describe type of Loans and maximum amounts]. The total aggregate amount of the Loans shall not exceed £[___];

(b)	[the interest rate applicable to such Loans shall be [__%];

(c)	the maturity date of the [Loans] shall be [date]; and

(d)	the Advance Percentage for this Funded Transaction shall be [__%].

(e)	the Success Fee Percentage in connection with this Funded Transaction shall be [__%].

2.	Specific Conditions Precedent:

[Insert here]

52

SCHEDULE 6
Form of Accession Letter

To:	Burdale Financial Limited as Lender

From:	[Subsidiary]

and	[Company] (acting on behalf of itself and the other Obligors listed below).

Dated:

Dear Sirs

[Company] [List of other Obligors] (together the “Obligors”) – [       ] Facility Agreement

dated [        ] (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional Borrower and an Additional Guarantor and to be bound by the terms of the Agreement as an Additional Borrower and an Additional Guarantor pursuant to Clause 23.2 (Additional Borrowers), Clause 23.3 (Acknowledgement and Authorisation by the Obligors) and Clause 23.4 (Additional Guarantors) of the Agreement as if it had been an Original Borrower and/or an Original Guarantor. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.	The Company confirms that no Default has occurred or will occur as a result of the execution of this Accession Letter.

5.	The Company executes this Accession Letter on its own behalf and on behalf of all the other Obligors.

6.	This Accession Letter is governed by English law.

EXECUTED as a DEED by [COMPANY]	)
On behalf of itself and the other Obligors
referred to above.	)

EXECUTED as a DEED by [SUBSIDIARY]	)

53

EXECUTION PAGES

THE COMPANY

SIGNED for and on behalf of	)/s/ Phillip Ahn
GA ASSET ADVISORS LIMITED	)……………………………………
Address: 14 Berkeley Street, Mayfair,	)
London W1J 8DX	)
Fax No: (00 1)(818) 746-9921)
Attention: Phillip Ahn	)…Phillip Ahn, CFO……………….

THE LENDER

SIGNED for and on behalf of	)
BURDALE FINANCIAL LIMITED	)…………………………………..
Address: 5th Floor, Bow Bells House, 1 Bread Street	)
London, EC4M 9BE	)
Fax No: 0845 641 8889	)…………………………………..
Attention: Portfolio Manager – Great American	)